Exhibit 99.1
Republic Services, Inc. Elects Manuel Kadre
to its Board of Directors

PHOENIX (June 24, 2014) - Republic Services, Inc. (NYSE:RSG) announced today that Manuel “Manny” Kadre, 48, a respected entrepreneur and financial leader, has been elected to its Board of Directors. The Company’s Board is now comprised of 11 directors.

Mr. Kadre currently serves as Chairman and Chief Executive Officer of MBB Auto, LLC, a company that owns assets in the luxury automobile market. He assumed this role in December 2012. Additionally, since July 2009, he has held the Chief Executive Officer role at Gold Coast Caribbean Importers, LLC, a company that imports well-known beverage products in markets throughout the Caribbean. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Executive Vice President, General Counsel, Secretary and Director of CC1 Companies, Inc., a group of beverage, food and automotive companies in Florida and the Caribbean.

“We are very pleased that Manny has joined our Board,” said Donald W. Slager, President and Chief Executive Officer of Republic Services and Board Director. “He brings extensive knowledge of running successful businesses that are focused on positioning well-known brands in highly regulated markets. We look forward to his contributions.”

Mr. Kadre serves as the lead independent Director for MEDNAX, Inc., a publicly traded company that is one of the nation’s leading providers of neonatal, maternal-fetal and pediatric physician and anesthesia services. He also serves on the Board of Trustees of the University of Miami and the Board of Governors for both the University of Miami Hospital and Nova Southeastern University’s Museum of Art.

Mr. Kadre is a member of the Federal Judicial Nominating Commission; the Florida Eleventh Judicial Circuit Nominating Commission; the Southern District of Florida Federal Magistrate Judge Merit Selection Panel; and the Orange Bowl Committee. He received his Juris Doctorate from Fordham University and his undergraduate degree from Iona College.

About Republic Services:
Republic Services, Inc. is an industry leader in U.S. non-hazardous solid waste and recycling. Through its subsidiaries, Republic’s collection companies, transfer stations, recycling centers and landfills focus on providing reliable environmental services and solutions for commercial, industrial, municipal and residential customers. Republic and its employees believe in protecting the planet and applying common sense solutions to customers’ waste and recycling challenges. For more information, visit the Republic website at republicservices.com.

For more information, contact:
Media Inquiries	Investor Inquiries
Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741
media@republicservices.com	irelations@republicservices.com

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